UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2018

GOLDEN ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Minnesota	000-24993	41-1913991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6595 S Jones Blvd., Las Vegas, Nevada		89118
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 893-7777

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b 2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On January 18, 2018, Golden Entertainment, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with certain of the Company’s shareholders named therein (collectively, the “Selling Shareholders”) and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the sale by the Selling Shareholders of 6,500,000 shares (the “Underwritten Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The price to the public in this offering is $28.00 per share. The Underwriters have agreed to purchase the shares from the Selling Shareholders pursuant to the Underwriting Agreement at a price of $26.635 per share. In addition, pursuant to the terms of the Underwriting Agreement, the Company has granted the Underwriters a 30-day option to purchase up to 975,000 additional shares of Common Stock directly from the Company (the “Underwriters’ Option”).

The offering is expected to close on or about January 23, 2018, subject to customary closing conditions. The Company will not receive any proceeds from the sale of any Underwritten Shares by the Selling Shareholders. The net proceeds (if any) to the Company from the exercise of the Underwriters’ Option are expected to be up to approximately $25.3 million (assuming the Underwriters’ Option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

The offering is being made pursuant to a shelf registration statement on Form S-3 (Registration Statement No. 333-221590) filed by the Company with the Securities and Exchange Commission (the “SEC”) that became effective on January 16, 2018, and a prospectus supplement and accompanying prospectus filed with the SEC.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and the Selling Shareholders, customary conditions to closing, indemnification obligations of the Company, the Selling Shareholders and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the Underwriting Agreement is not complete and is subject to, and qualified in its entirety by reference to, the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this report and is incorporated by reference herein. A copy of the opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A. relating to the legality of the issuance and sale of Common Stock in the offering by the Company pursuant to the exercise of the Underwriters’ Option (if applicable) is attached as Exhibit 5.1 to this report.

On January 16, 2018, the Company issued a press release announcing the proposed offering and on January 18, 2018 the Company issued a press release announcing the pricing of the offering. Copies of these press releases are attached as Exhibits 99.1 and 99.2, respectively, to this report.

Forward-Looking Statements

This report contains forward-looking statements regarding future events, including statements regarding the proposed public offering, that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates. Forward-looking statements in this report include, without limitation, statements regarding the Company’s expectations as to the completion, timing and size of the public offering and the anticipated use of proceeds (if any) therefrom. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include, among other things: risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, and other risks and uncertainties discussed in the Company’s filings with the SEC, including the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated January 18, 2018, by and among Golden Entertainment, Inc., the selling shareholders named in Schedule 2 thereto, and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters named in Schedule 1 thereto

5.1	Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A.

23.1	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1)

99.1	Press Release, dated January 16, 2018

99.2	Press Release, dated January 18, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLDEN ENTERTAINMENT, INC. (Registrant)

Date: January 19, 2018	/s/ Charles H. Protell
	Name:	Charles H. Protell
	Title:	Executive Vice President, Chief Strategy Officer and Chief Financial Officer